JKHY Third Quarter Net Income Increases 11%
May 1, 2012

Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES THIRD QUARTER ENDS WITH
11% INCREASE IN NET INCOME

Monett, MO, May 1, 2012 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced third quarter fiscal 2012 results with a 7% increase in revenue, an increase of 8% in gross profit and a 11% increase in net income over the third quarter of fiscal 2011. For the first nine months of fiscal 2012, revenue increased 6%, with an increase of 7% in gross profit, and an increase of 11% in net income compared to last year.
For the quarter ended March 31, 2012, the company generated total revenue of $256.3 million compared to $240.2 million in the same quarter a year ago. Gross profit increased to $103.4 million from $95.3 million in the third quarter of last fiscal year. Net income in the current quarter was $36.7 million, or $0.42 per diluted share, compared to $33.1 million, or $0.38 per diluted share in the same quarter a year ago.
For the nine months ended March 31, 2012, total revenue of $760.5 million was generated compared to $717.6 million in the first nine months of fiscal 2011. Gross profit increased to $315.2 million compared to $295.1 million during the same period last fiscal year. Net income for the first nine months of fiscal 2012 totaled $111.7 million, or $1.28 per diluted share, compared to $100.9 million, or $1.17 per diluted share for the same nine month period in fiscal 2011.
According to Jack Prim, CEO, “We continue to see an improved spending environment, favorably influenced by improving financial institution balance sheets and fee income that has been less negatively impacted than was expected a year ago. In addition to the solid financial performance in the quarter our biennial employee engagement survey showed solid gains across the board, which we believe bodes well for our Customers and our Shareholders.”

Operating Results
“We continue to have a very strong fiscal 2012 with record revenue, record gross profit and net income for the third quarter compared to any fiscal year and record all time backlog,” stated Tony Wormington, President. “Our Support and Services line of revenue continues to grow and contribute nicely, which represents 88% of our total revenue. Within this line we continue to see strong growth in all of our electronic payment offerings with 11% growth in revenue for both the quarter and year to date compared to the same periods last year. Overall our Support and Services revenue grew 8% for the quarter compared to a year ago and has grown 6% year to date.”
License revenue for the third quarter increased to $15.0 million, or 6% of third quarter total revenue, from $13.0 million, or 5% of third quarter total revenue a year ago. Support and service revenue increased 8% to $226.5 million, or 88% of total revenue in third quarter of fiscal 2012 from $210.1 million, or 87% of total revenue for the same period a year ago. Within support and service revenue, electronic payment services (which include ATM/debit/credit card transaction processing, bill payment, remote deposit capture and ACH transaction processing services) had the largest growth of $8.6 million or 11% in the third quarter compared to the same quarter a year ago. Hardware sales in the third quarter of fiscal 2012 decreased 14% to $14.8 million (6% of total revenue), from $17.1 million (7% of total revenue) in the third quarter of last fiscal year.
For the first nine months of fiscal 2012, license revenue increased 8% to $40.8 million from $37.9 million and was 5% of total revenue in both years. There was growth in all components of support and service revenue in fiscal 2012 resulting in a 6% increase in support and service revenue, which expanded to $672.4 million in the nine months ended March 31, 2012 from $633.1 million for the same period a year ago. Support and service was 88% of total revenue in both periods. Hardware sales in the first nine months of fiscal 2012 increased 1% to $47.3 million, from $46.6 million. Hardware revenue was 6% of total revenue in both periods.
Cost of sales for the third quarter increased 6% to $152.9 million from $144.9 million for the third quarter in fiscal 2011. Gross profit increased 8% to $103.4 million for the third quarter this fiscal year from $95.3 million last year. Gross margin was 40% in both periods.
Cost of sales for the nine months ended March 31, 2012 increased 5%, to $445.3 million from $422.5 million for the same period ended March 31, 2011. Gross profit for the nine month period increased 7% to $315.2 million compared to $295.1 million last year. Gross margin was 41% for both year-to-date periods.

JKHY Third Quarter Net Income Increases 11%
May 1, 2012

Gross margin on license revenue for the third quarter of fiscal 2012 was 84% compared to 91% in the third quarter of fiscal 2011. For the nine months ended March 31, 2012 gross margin on license was 89% compared to 88% in the same period a year ago. The change in license gross margin is a result of fluctuations in the sales mix of products delivered. Support and service gross margin was 38% in the third quarter of both fiscal 2012 and fiscal 2011. The support and service gross margin was 40% in the nine month period ending March 31, 2012, up slightly compared to 39% in March 31, 2011. Hardware gross margins increased for the third quarter at 26% compared to 25% for the same quarter last year. Hardware gross margins also increased to 28% for the nine month period this fiscal year, from 26% in the nine month period last fiscal year.
Operating expenses increased 5% in the third quarter of fiscal 2012 compared to the same quarter a year ago primarily due to increased selling and marketing expenses. Selling and marketing expenses increased 12% in the current year third quarter to $19.0 million, or 7% of total revenue, from $16.9 million, or 7% of prior year third quarter revenue. Research and development expenses decreased 2% to $15.5 million, or 6% of total revenue, from $15.7 million, or 7% of total revenue, for the third quarter in fiscal 2011. General and administrative costs increased 2% in the current year third quarter to $12.4 million, or 5% of total revenue, from $12.1 million, or 5% of total revenue, in the third quarter of fiscal 2011.
For the nine months ending March 31, 2012, operating expenses increased 2% to $140.1 million, compared to $136.9 million for the same period a year ago, primarily due to increased commission expenses in line with increased revenue. Selling and marketing expenses increased 11% in the nine months ended March 31, 2012 to $55.9 million from $50.3 million in the prior year, and was 7% of revenue for both fiscal years. Research and development expenses decreased 3% to $45.5 million for fiscal 2012 year to date, from $46.9 million last year. Research and development expenses decreased to 6% of total revenue from 7% of total revenue in the prior year. General and administrative costs decreased 2% to $38.7 million in the first nine months of fiscal year 2012, from $39.7 million for the same period a year ago, and also decreased to 5% of total revenue in fiscal 2012 from 6% in fiscal 2011.
Operating income increased 12% to $56.5 million, or 22% of third quarter revenue, compared to $50.5 million, or 21% of revenue in the third quarter of fiscal 2011. Provision for income taxes increased 17% in the current third quarter compared to the same quarter in fiscal 2011 and is 33.5% of income before income taxes this quarter compared to 32.3% of income before income taxes for the same period in fiscal 2011. The prior year percentage was lower due primarily to the Research and Experimentation Credit ("R&E Credit") which expired December 31, 2011. Third quarter net income totaled $36.7 million, or $0.42 per diluted share, compared to $33.1 million, or $0.38 per diluted share in the third quarter of fiscal 2011.
Operating income increased 11% to $175.1 million for the first nine months of fiscal 2012 compared to $158.3 million for the same period a year ago. Year to date operating income was 23% of total revenue, a slight increase from 22% last fiscal year. Provision for income taxes increased to 34.7% of income before income taxes year to date in fiscal 2012 compared to 33.3% year to date in fiscal 2011. Year-to-date net income totaled $111.7 million for fiscal 2012, or $1.28 per diluted share, compared to $100.9 million, or $1.17 per diluted share, for fiscal 2011.
For the third quarter of 2012, the bank systems and services segment revenue increased 6% to $194.7 million from $183.5 million in the same quarter last year. Gross margin was 40% in both the current and prior year fiscal quarters. The credit union systems and services segment revenue increased 9% to $61.6 million with a gross margin of 40% for the third quarter of 2012 from $56.7 million and a gross margin of 38% in the same period a year ago.
For the nine months ended March 31, 2012, the bank systems and services segment revenue increased 4% to $577.6 million from $554.4 million with a gross margin of 42% for both periods. The credit union systems and services segment revenue increased 12% to $182.9 million for the first nine months of fiscal 2012 from $163.3 million in the same period a year ago, with gross margin increasing to 41% in the current year, from 38% for the same nine month period last year.
According to Kevin Williams, CFO, “the reported results for the quarter were in line with our internal budget and forecasts, as total revenue continues to be within 1%. However, our margins continue to be slightly ahead of budget as our Managers and Associates continue to do an outstanding job of focusing on revenue growth while at the same time controlling our overall costs.”

Balance Sheet, Cash Flow, and Backlog Review
At March 31, 2012, cash and cash equivalents increased to $89.8 million from $54.4 million at March 31, 2011. Trade receivables increased slightly to $118.4 million from $115.5 million a year ago. Current and long term debt decreased from $244.7 million a year ago to $141.1 million at March 31, 2012 primarily due to the repayment of the revolving loan and ongoing quarterly term loan payments. Deferred revenue increased slightly to $138.3 million at March 31, 2012, compared to $137.6 million a year ago. Stockholders' equity increased 15% to $978.8 million at March 31, 2012, compared to $849.5 million a year ago.
Backlog increased 18% at March 31, 2012 to $397.0 million ($82.4 million in-house and $314.6 million outsourcing) from $335.5 million ($76.9 million in-house and $258.6 million outsourcing) at March 31, 2011. Backlog increased 5% when compared to December 31, 2011, which was $378.8 million ($73.7 million in-house and $305.0 million outsourcing).

JKHY Third Quarter Net Income Increases 11%
May 1, 2012

Cash provided by operations totaled $118.0 million in the current year compared to $115.2 million last year. The following table summarizes net cash (in thousands) from operating activities:

	Nine Months Ended
	March 31,
	2012	2011
Net income	$111,657	$100,897
Non-cash expenses	85,533	76,505
Change in receivables	89,139	92,921
Change in deferred revenue	(156,837)	(138,010)
Change in other assets and liabilities	(11,475)	(17,155)
Net cash provided by operating activities	$118,017	$115,158
Cash used in investing activities for fiscal 2012 of $49.4 million included capital expenditure on facilities and equipment of $26.6 million and $25.9 million for the development of software. Cash used in investing activities for fiscal 2011 was $43.5 million and included capital expenditures of $24.2 million, and capitalized software development of $19.3 million.
During fiscal 2012, net cash used in financing activities for the current fiscal year is $42.0 million and includes repayments on our credit facilities of $24.3 million and the payment of dividends of $28.2 million. Cash used in financing activities was partially offset by net proceeds of $10.5 million from the exercise of stock options, the sale of common stock and excess tax benefits from stock option exercises. Net cash used in financing activities for the prior fiscal year was $142.8 million and includes repayments on our credit facilities of $136.9 million and dividends paid of $25.3 million, partially offset by net proceeds of $19.0 million from the exercise of stock options, the sale of common stock and excess tax benefits from stock option exercises.

About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of technology solutions and payment processing services primarily for financial services organizations. Its solutions serve more than 11,900 customers nationwide, and are marketed and supported through four primary brands. Jack Henry Banking™ supports banks ranging from de novo to mid-tier institutions with information processing solutions. Symitar™ is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs. iPay Technologies™ operates as a leading electronic bill pay provider supporting banks and credit unions with turnkey, highly configurable retail and small business electronic payment platforms.  Additional information is available at www.jackhenry.com. The company will hold a conference call on May 2, 2012; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY Third Quarter Net Income Increases 11%
May 1, 2012

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended			Nine Months Ended
	March 31,		% Change	March 31,		% Change
	2012	2011		2012	2011
REVENUE
License	$15,009	$13,025	15%	$40,825	$37,944	8%
Support and service	226,535	210,074	8%	672,414	633,062	6%
Hardware	14,760	17,086	(14)%	47,261	46,636	1%
Total	256,304	240,185	7%	760,500	717,642	6%
COST OF SALES
Cost of license	2,424	1,145	112%	4,666	4,402	6%
Cost of support and service	139,593	131,010	7%	406,549	383,673	6%
Cost of hardware	10,904	12,740	(14)%	34,066	34,425	(1)%
Total	152,921	144,895	6%	445,281	422,500	5%
GROSS PROFIT	103,383	95,290	8%	315,219	295,142	7%
Gross Profit Margin	40%	40%		41%	41%
OPERATING EXPENSES
Selling and marketing	18,994	16,929	12%	55,912	50,270	11%
Research and development	15,471	15,716	(2)%	45,482	46,943	(3)%
General and administrative	12,421	12,142	2%	38,742	39,662	(2)%
Total	46,886	44,787	5%	140,136	136,875	2%
OPERATING INCOME	56,497	50,503	12%	175,083	158,267	11%
INTEREST INCOME (EXPENSE)
Interest income	85	61	39%	320	110	191%
Interest expense	(1,464)	(1,710)	(14)%	(4,368)	(7,089)	(38)%
Total	(1,379)	(1,649)	(16)%	(4,048)	(6,979)	(42)%
INCOME BEFORE INCOME TAXES	55,118	48,854	13%	171,035	151,288	13%
PROVISION FOR INCOME TAXES	18,461	15,773	17%	59,378	50,391	18%
NET INCOME	$36,657	$33,081	11%	$111,657	$100,897	11%
Diluted net income per share	$0.42	$0.38		$1.28	$1.17
Diluted weighted average shares outstanding	87,592	86,972		87,366	86,553

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				March 31,		% Change
				2012	2011
Cash and cash equivalents				$89,771	$54,383	65%
Receivables				118,371	115,529	2%
Total assets				1,444,035	1,384,786	4%

Accounts payable and accrued expenses				$59,785	$50,864	18%
Current and long term debt				141,050	244,689	(42)%
Deferred revenue				138,267	137,607	<1%
Stockholder's Equity				978,791	849,522	15%